UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No. )

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THE CHINA FUND, INC.
(Name of Registrant as Specified in Its Charter)

CITY OF LONDON INVESTMENT GROUP PLC CITY OF LONDON INVESTMENT MANAGEMENT COMPANY LIMITED BARRY M. OLLIFF JULIAN REID RICHARD A. SILVER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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City of London Investment Management Company Limited, together with the other participants named therein, has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of a slate of director nominees and certain business proposals at the upcoming 2018 annual meeting of stockholders of The China Fund, Inc., a Maryland corporation.

Please contact Saratoga Proxy Consulting LLC, which is assisting us, if you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of our proxy materials. Saratoga can be reached toll-free at (888) 368-0379.

On April 20, 2018, City of London issued the following press release:

City of London Responds to Yet Another Postponement by The China Fund Board of Annual Meeting of Stockholders

City of London Views Second Meeting Postponement and Related Change to Bylaws as Efforts to Prevent Stockholders from Exercising their Fundamental Right to Vote

COATESVILLE, PA (April 20, 2018) – City of London Investment Management Company Limited, which represents clients who are the beneficial owners of approximately 27.6% of the outstanding shares of common stock of The China Fund, Inc. (NYSE: CHN), today issued a response to the announcement that the Board of Directors of China Fund has yet again postponed China Fund’s 2018 annual meeting of stockholders, this time to May 23, 2018.

•	City of London believes the actions of the Board can only be viewed as further attempts to block China Fund’s stockholders from exercising their fundamental right to vote and thereby replace the two incumbent Directors, including Joe Rogers, China Fund’s Chairman who has served on the Board for 26 years, and terminate the investment manager.
•	In China Fund’s announcement postponing the meeting for the second time, Mr. Rogers stated: “We would like to hold the Meeting as soon as practicable... we may have to postpone the meeting again.” In other words, the Board is asserting the right to even more postponements. We believe this Board will do anything to block stockholder votes from being counted.
•	This latest meeting postponement was unanimously approved by the Board – all members of the Board are responsible, and need to be held accountable, for the continued delays and denial of stockholders’ right to vote.
•	City of London believes that each member of the Board – Linda C. Coughlin, Gary L. French, Michael F. Holland, Li Jin, William C. Kirby, Joe O. Rogers and Richard Shore – is in breach of his or her fiduciary duties to stockholders. We question in whose interests the Board members are acting, Joe Rogers to preserve his job or the best interests of China Fund stockholders.

•	The Board’s ongoing posturing, multiple annual meeting postponements, entrenchment actions and never-ending litigation are extremely expensive and are a waste of China Fund assets. These costs are reducing China Fund’s NAV, with costs increasing on a daily basis as a result of the Board’s actions, and gradually will erode the share price of China Fund. We believe these continued actions by the Board to block the stockholders’ right to vote are undermining the quality and competitive position of China Fund in the marketplace to the detriment of the stockholders, the true owners of China Fund.
•	The latest postponement comes even after the federal court in New York found China Fund’s claims challenging City of London’s proxy materials to be without merit.
•	The Board also announced a change to China Fund’s Bylaws in an apparent attempt to retroactively permit the Board’s meeting postponements under China Fund’s governing documents.

City of London is using all its efforts to compel China Fund to finally hold its annual meeting and count your votes!

We encourage all China Fund stockholders to vote their shares on the BLUE proxy card. If stockholders have already voted China Fund’s white proxy card, they can still vote the BLUE card. Every vote counts. China Fund stockholders have an opportunity to effect meaningful change by rejecting the China Fund Board’s affront to stockholder rights.

If you have any questions or need assistance with voting your BLUE proxy card, or need additional copies of our proxy materials, please contact our proxy solicitor, Saratoga Proxy Consulting LLC at (212) 257-1311 or toll-free at (888) 368-0379.